Exhibit 10.5

August 4, 2021

Grant Bogle

c/o Epizyme, Inc.
400 Technology Square, 4th Floor
Cambridge, MA 02139

Dear Grant:

It is my pleasure to extend to you this offer of employment with Epizyme, Inc. (the “Company”). On behalf of the Company, I am pleased to set forth below the terms of your employment with the Company:

1.
Employment. You will be employed to serve on a full-time basis as an employee of the Company, commencing on August 9, 2021 (the “Commencement Date”), and will be appointed President and Chief Executive Officer effective as of the Commencement Date. As President and Chief Executive Officer, you will be responsible for such duties as are consistent with such position, plus such other duties as may from time to time be assigned to you by the Company, and you shall report to the Board of Directors of the Company (the “Board”). You agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company and shall not engage in any other employment, consulting or other business activity with any third party without the prior consent of the Board, provided that it is contemplated that you may serve on the board of directors of one for profit company and one not-for-profit organization with prior Board approval. In addition, you agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.
2.
Base Salary. Your base salary will be at the rate of $28,125 per semi-monthly pay period (which if annualized equals $675,000), less all applicable taxes and withholdings, to be paid in installments in accordance with the Company’s regular payroll practices. Such base salary may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company.
3.
Discretionary Bonus. Following the end of each fiscal year, you may be eligible for a retention and performance bonus, based on your performance and the Company’s performance during the applicable fiscal year, which bonus, if any, shall be determined by the Company in its sole discretion. The bonus payable to you, if any, will be prorated for 2021 based on your Commencement Date. Your target bonus is 65% of your annualized base salary. Such target bonus may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company. You must be an active employee of the Company on the date any bonus is distributed in order to be eligible for and to earn a bonus award, as it also serves as an incentive to remain employed by the Company.
4.
Equity. Subject to Board approval and in consideration of your agreement in Section 7 to adhere to the non-competition provisions of the Restrictive Covenant Agreement (as defined below), you will receive (a) on August 16, 2021 (the “Grant Date”) (i) a stock option grant under the Company’s 2013 Stock Incentive Plan (the “Plan”) for the purchase of 417,500 shares of common stock of the Company (the “Common Stock”) and (ii) a grant under the Plan of restricted stock units for 87,500 shares of Common Stock and (b) subject to your continued employment, in January 2022, (i) an additional stock option grant under the Plan for the purchase of at least 417,500 shares of Common Stock and (ii) an additional grant under the Plan of restricted stock units for at least 87,500 shares of Common Stock (such shares to be subject to appropriate adjustment for stock splits, combinations, recapitalizations and similar events affecting the Common Stock). Each stock option grant contemplated by this paragraph shall be subject to all terms and other provisions set forth in the Plan and in a separate stock option agreement, including the vesting schedule, and shall have an exercise price equal to the closing price of the Common Stock on the Nasdaq Global Market on the applicable date of grant. Both stock option grants will vest over a three year period with the first one third vesting on the first anniversary of the Grant Date and the balance of the option vesting thereafter in 24 equal monthly installments with the first such installment vesting on the date one month after the first anniversary of the Grant Date, subject to your continued employment with the Company through each vesting date. Each grant of restricted stock units contemplated by this paragraph shall be subject to all terms and other provisions set forth in the Plan and in a separate restricted stock unit agreement, including the vesting schedule. Both grants of restricted stock units will vest in three equal installments over a three year period, with the first installment vesting on the first anniversary of the Grant Date and the balance of the restricted stock unit grants vesting thereafter in two equal annual installments on each anniversary of the Grant Date, subject to your continued employment with the Company through each vesting date.

You may also be eligible for other grants of stock or stock options as determined by and in the sole discretion of the Board. Nothing in this section shall affect your status as an employee at will, as set forth below.

5.
Benefits. You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those programs. Benefits are subject to change at any time in the Company’s sole discretion.
6.
Vacation. You will be eligible for a maximum of four (4) weeks of paid vacation per calendar year to be taken at such times as may be approved in advance by the Company. The number of vacation days for which you are eligible shall accrue at the rate of 1.66 days per month that you are employed during such calendar year. Your accrual and use of vacation time will be pursuant to Company policy, as established and as may be modified in the sole discretion of the Company from time to time.
7.
Representation Regarding Other Obligations. You have or will be required to sign, as a condition of your employment, an Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement (the “Restrictive Covenant Agreement”), a copy of which is enclosed. You acknowledge that the Company’s agreement to grant you stock options and restricted stock units as provided in Section 4 is contingent upon your agreement to adhere to the non-competition provisions set forth in the Restrictive Covenant Agreement, and that such consideration was mutually agreed upon by you and the Company and is fair and reasonable in exchange for your compliance with the noncompetition obligations. This offer is conditioned on your representation that you are not subject to any confidentiality, non-competition or other agreements that may restrict or limit your employment activities, that may affect your ability to devote full time and attention to your work at the Company or that is in any way inconsistent with the terms of this letter. If you have entered into any such agreement, please provide me with a copy of the agreement as soon as possible. You further represent that you have not used, and will not use or disclose or induce the Company to use, any trade secret or other proprietary information or material of any previous employer or any other party.
8.
Severance Benefits. In recognition of your position with and value to the Company, and to provide you with assurance in the event of certain employment terminations, you have been selected to participate in the Company’s Executive Severance and Change in Control Plan (the “Severance Agreement”), a copy of which is enclosed with this letter.
9.
Interpretation, Amendment and Enforcement. This letter, the Restrictive Covenant Agreement, the stock option agreement for the stock option grant provided for in Section 4, the restricted stock unit agreement for the restricted stock units provided for in Section 4 and the Severance Agreement constitute the complete agreement between you and the Company with respect to your employment, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this letter and the resolution of any disputes as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with, this letter, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.
10.
Proof of Legal Right to Work. You agree to provide to the Company, within three (3) days after the Commencement Date, documentation proving your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.
11.
Tax Matters.
a.
All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities and that you are solely responsible for individual tax liabilities arising from your compensation.
b.
All in-kind benefits provided and expenses eligible for reimbursement hereunder shall be provided by the Company or incurred by you during your employment with the Company. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
12.
Other Terms. It is also important for you to understand that Massachusetts is an “at will” employment state. This means that you will have the right to terminate your employment relationship with the Company at any time for any reason. Similarly, the Company will have the right to terminate its employment relationship with you at any time for any reason. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will as defined by applicable law. Although your job duties, title, compensation and benefits, as well as the Company’s benefit plans and personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company.

If this letter correctly sets forth the terms under which you will be employed by the Company, please sign and return to me, no later than August 9, 2021, the enclosed duplicate of this letter and the Restrictive Covenant Agreement.

Sincerely,

By: /s/ David Mott__________________

David Mott

Chairman of the Board of Directors

The foregoing correctly sets forth the terms of my at-will employment with Epizyme, Inc. I am not relying on any representations other than those set forth above.

/s/ Grant Bogle_____________________ 8/4/2021_____________________

Grant Bogle Date